EXHIBIT 99.1
                                                                    ------------

Semotus Solutions Inc. (ticker: DLK,
exchange: AMEX)
7/1/2003

                            [SEMOTUS SOLUTIONS LOGO]

        SEMOTUS SOLUTIONS ANNOUNCES ANNUAL RESULTS FOR FISCAL YEAR ENDED
                                MARCH 31st, 2003


     SEMOTUS REPORTS REDUCED NET LOSS, IMPROVED MARGINS AND LOWER BURN RATE

SAN JOSE, CA.-- (PrimeZone Media) July 1, 2003, 06:00 AM EST -- Semotus Solutions (AMEX:DLK), a leading provider of software for mobile enterprise applications, yesterday filed its annual report on Form 10K and is today announcing its financial results for the fiscal year ended March 31, 2003.

Semotus reported a reduction in its net loss to $3.4 million or $0.19 per share in the fiscal year ended March 31, 2003 from $18.4 million or $1.09 per share in the fiscal year ended March 31, 2002. Semotus also reduced its use of cash by 36% to $2.1 million from $3.3 million in the fiscal year ended March 31, 2003 versus 2002. Semotus' operating performance improved, as evidenced by a continued increase in its gross profit margin to 60% for the fiscal year ended March 31, 2003 from 53% for the fiscal year ended March 31, 2002. Revenues declined 7% to $2.3 million from $2.5 million in the fiscal year ended March 31, 2003 versus 2002. For comparison purposes, the results of the operations in fiscal year 2002 included significant impairment charges of $7.0 million for certain intangible assets and goodwill.

In accordance with the recently released SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the financial results in this 10-K have been reclassified to reflect the discontinued operations of three subsidiaries, Five Star Advantage, Inc., Wares on the Web, Inc. and Application Design Associates, Inc. ("ADA"). This does not impact the previously reported net loss or net loss per share. Accordingly, these three subsidiaries are classified as discontinued in the financial results in this 10-K. The operations of Five Star and Wares were closed down in the fiscal year 2003, while the operations of ADA were sold to the Global Beverage Group, effective May 6, 2003.

"The fiscal year ended March 31, 2003 has demonstrated the improving financial trend at Semotus by reducing operating losses and the cash burn at the Company. Although revenues have also slightly declined, the significant across-the-board cost reductions and consolidations have allowed the Company to have better overall operating performance and efficiency," said Charley Dargan, Semotus Solutions CFO.

Mr. Anthony LaPine, Semotus' CEO and Chairman of the Board, provided the following summary:

YEAR IN REVIEW
"The last twelve months have been a time of transition for Semotus as we sharpened our focus on our core competence of providing Enterprise Mobility Software and Services. We reinvigorated our two core product lines, Wireless Financial Data and Wireless Communications, by introducing a powerful array of next-generation products. Equally important, we substantially restructured the Company by centralizing operations and divesting Semotus of businesses that were not tightly focused on our core competencies. In addition, our buyback of Brown Simpson's $5.7 million preferred stock position simplified our equity structure and benefited the common shareholders.

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These sweeping changes have laid a strong foundation for growth and profitability, and we believe these actions have positioned the Company to take advantage of the anticipated economic turn around," stated Mr. LaPine, CEO of Semotus Solutions.

CENTRALIZATION AND CONSOLIDATION
"Since the downturn of the economy almost three years ago, Semotus has aggressively centralized and consolidated its operations. We significantly downsized our Simkin and Wizshop operations and sold our ADA subsidiary. Semotus fully integrated its Cross (HiplinkXS) acquisition while closing down our Five Star and Wares On The Web e-commerce operations. Further, Semotus aggressively cut its facility and overhead costs by securing less expense space, cutting staff, and instituting a 10% pay cut for management. These actions have resulted in significant reduction in our loss per share, a meaningful increase in our gross margins, and a substantial decrease in our cash burn rate," commented Mr. LaPine. "As a consequence of these actions, it is anticipated that our cash position is sufficient to support our operations for the current fiscal year."

A NEW GENERATION OF PRODUCT LEADERSHIP
"Semotus has rolled out a number of new products around its two core lines of business: (1) Wireless Financial Data which now includes Equity Market Pro and Futures Market Pro to complement our Global Market Pro product, and (2) Wireless Communication's HiplinkXS product family which now includes IQLINKXS, REMLINKXS, OPENLINKXS, and QUICKLINKXS," said Mr. LaPine. "We are committed to constant innovation and our tireless R&D efforts ensure that Semotus will remain a leading provider of Enterprise Mobility Software and Services. We are proud of our Fortune 1000 customer base including, among others, this years addition of The United Nations and Chicago O'Hare Airport. In addition, we expect a substantial contribution from our recent agreement with Reuters, wherein their sales organization will be co-selling our Wireless Financial Data products."

MOVING FORWARD
"In summary, the past twelve months have been a period during which we made many important and fundamental changes at Semotus. While many of these changes were difficult and painful, I believe they were absolutely necessary to put the Company back on the path to profitability and provide lasting value for our shareholders," continued Mr. LaPine. "I firmly believe we're on track to reach that goal, and I thank all of our shareholders, customers, partners and employees for their patience and support."

ABOUT SEMOTUS SOLUTIONS
Founded in 1993, Semotus Solutions (AMEX:DLK) is a premier provider of software for the mobile enterprise connecting employees to critical business systems, information and processes. With a Fortune 1000 installed base and more than 600 corporate customers including Lockheed Martin, Blue Cross Blue Shield, Coca-Cola, Hewlett Packard, Nextel Communications, JP Morgan-Chase, and The United Nations, Semotus Solutions' software provides mobility, convenience, efficiency and profitability in the areas of workforce automation, finance, healthcare, and m-commerce. Semotus Solutions is proud to be included in the Deloitte & Touche 2002 "Technology Fast 500" list of companies. www.semotus.com

SEMOTUS SOLUTIONS
MEDIA CONTACT
STEPHANIE JANARD, 303-708-1159
Marketing Manager
sjanard@semotus.com

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SEMOTUS SOLUTIONS
INVESTOR RELATIONS CONTACT
TALI DURANT, 408-358-7100
Corporate Counsel


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This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as ``intends, ``believes and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of finance, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.